UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024

STERLING INFRASTRUCTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas		77380
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 214-0777

Securities registered pursuant to Section 12(b) of the Act:
Common Stock, $0.01 par value per share	STRL	The NASDAQ Stock Market LLC
(Title of Class)	(Trading Symbol)	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2024, on the recommendation of the Compensation & Talent Development Committee (the “Compensation Committee”) of its Board of Directors (the “Board”), Sterling Infrastructure, Inc. (the “Company”) entered into an Amended and Restated Executive Employment Agreement, with an effective date of January 1, 2024 with Joseph A. Cutillo, the Company’s Chief Executive Officer (the “Amended Employment Agreement”).
The Amended Employment Agreement amends and restates the Executive Employment Agreement between the Company and Mr. Cutillo dated December 12, 2018 (the “Prior Agreement”) and has an initial term of three years beginning on the effective date, which can be extended for a fourth year by mutual agreement. The material terms of the Amended Employment Agreement are generally consistent with the Prior Agreement, except that (i) Mr. Cutillo’s annual base salary was increased to $1,000,000, which will be subject to future annual review (but not reduction) by the Board; (ii) the target value of his annual short-term incentive awards was set at 115% of his annual base salary, which will be subject to future annual review (but not reduction) by the Board; and (iii) the target value of his annual long-term incentive awards was set at an amount not less than $3,500,000. In addition, notwithstanding anything to the contrary in an award agreement or stock incentive plan, upon a termination of employment due to death or disability, by the Company without cause, by Mr. Cutillo for good reason, or as a result of termination by mutual agreement upon appointment of a successor, any outstanding performance-based restricted stock units (“PSUs”) held by Mr. Cutillo shall vest at the greater of (i) the target amount for the applicable performance cycle or (ii) actual performance as of the date of such termination.
The Amended Employment Agreement also updated the enhanced severance payment due Mr. Cutillo if his employment is terminated by the Company without cause or by him for good reason in connection with a change of control. Upon such a termination he shall receive (i) a payment equal to three (instead of two) times his base salary and target annual bonus for the year in which the change of control termination occurs, plus an amount equal to his COBRA premium for the 24 (instead of 18) months following his date of termination; and (ii) $50,000 (no change) in lieu of the post-termination outplacement benefits or reimbursements. Further, the performance level of any PSUs previously vested in connection with a termination of employment occurring six months prior to the change of control shall be recalculated as of the date of the change of control and Mr. Cutillo shall receive any additional shares due. In connection with the execution of the Amended Employment Agreement, the Company entered into a special Performance-Based Restricted Share Unit Agreement with Mr. Cutillo (the “PSU Agreement”). Under the PSU Agreement, Mr. Cutillo received a one-time grant of 160,000 PSUs (the “Special Award”) that shall vest on December 31, 2026 (the “Vesting Date”) based on the Company’s achievement of the following stock price targets: (a) 20% of the Special Award shall vest upon the achievement of a stock price target of $100 per share; (b) 30% of the Special Award shall vest upon the achievement of a stock price target of $120 per share; and (c) 50% of the Special Award shall vest upon the achievement of a stock price target of $140 per share. Mr. Cutillo must remain employed through the Vesting Date to earn the Special Award; provided, however, that 100% of the Special Award shall vest upon Mr. Cutillo’s termination of employment due to death or disability, by the Company without cause, by Mr. Cutillo for good reason, or as a result of termination by mutual agreement upon appointment of a successor. In addition, in the event that the Company and Mr. Cutillo agree to extend the Amended Employment Agreement beyond the initial three-year term for a fourth year, Mr. Cutillo will be eligible for an additional one-time grant of 40,000 PSUs (the “Additional PSUs”) in accordance with the terms and conditions of the PSU Agreement, which shall vest upon the achievement of a stock price target of $160 per share and Mr. Cutillo’s continued employment through December 31, 2027.
The Special Award and the Additional PSUs, if any, will also vest upon a change of control based on stock price performance prior to the change of control. Under the PSU Agreement, the stock price targets will be measured as the average closing price of the Company’s common stock over any twenty consecutive trading days between the date of grant and the applicable vesting date.
The foregoing summaries of the Amended Employment Agreement and the PSU Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of the agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, or in an earlier filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING INFRASTRUCTURE, INC.

Date:	January 8, 2024	By:	/s/ Ronald A. Ballschmiede
Ronald A. Ballschmiede
Chief Financial Officer